Exhibit 10.1

June 26, 2017

Brad Kinnish

Dear Brad:

I am very pleased to inform you that effective June 26, 2017, we have removed "Acting" from your title and you are now Marin Software's Chief Financial Officer. Your compensation will remain as outlined in your original offer letter dated March 16, 2017 and executed by you on March 17, 2017.

While we are a technology company, it is our people that set Marin Software apart and make our company special. We would like to take this opportunity to thank you for your contributions to date and we look forward to working with you to achieve even greater success for the remainder of 2017 and beyond.

Thank you again for your commitment to Marin Software and to our customers.

/s/ Christopher Lien

Christopher Lien

Chief Executive Officer

123 Mission Street, 27th Floor I San Francisco, CA 941051 (415) 399-2580 I (415) 358-6994 (fax) Iwww.marinsoftware.com